Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 18, 2019 (except for the third paragraph of Note 1, as to which the date is July 8, 2019), in the Registration Statement on Form S-1 and related Prospectus of Mirum Pharmaceuticals, Inc. for the registration of 2,760,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

January 6, 2019